EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated January 4th, 2008 (the “Effective Date”) by and between RxElite, Inc., a Delaware corporation (“RxElite”) and Dr. Arie L. Gutman (“Executive”).

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Employment and Duties. RxElite hereby agrees to employ the Executive as the president of the Israeli company RxLite Israel Ltd. (the “Company”), a fully owned subsidiary of RxElite, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. During the Employment Period (as defined below), Executive shall serve in the foregoing capacities and shall report to the Board of Directors of RxElite (“Board”). Executive shall have those powers and duties customarily associated with the foregoing positions of entities comparable to the Company and such other powers and duties as may be prescribed by the Board. The intent of the parties is that the Company shall employ a full time Senior Executive or facility manager based at the Company’s premises in Israel, and until such time, the Executive’s duties will include such duties normally fulfilled by a Senior Executive taking into account that the Executive may be based in the US. RxElite shall procure for the Executive the necessary working visa for the US for the Term.

2. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and run for a term of 3 years, and may be extended by the mutual agreement of both parties, unless Executive’s employment is terminated as provided in Section 6 (the “Employment Period”).

3. Extent of Services. During the Term and any extension thereof, Executive shall devote his time and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described in Section 1 above. It is acknowledged that the time dedicated by the Executive may vary depending on the business of the Company.

4. Compensation.

(a) Salary. Executive shall be paid One Hundred and Ninety Thousand US Dollars ($190,000.00) on an annualized basis (the “Base Salary”) in accordance with RxElite’s normal payroll practices, and subject to all lawfully required withholding. The base salary may be increased annually as determined by the Board in its sole discretion.

(b) Bonus. In addition to the Base Salary, Executive shall be entitled to a bonus of up to thirty percent (30%) of his Base Salary. The Board and Executive will agree upon milestones for bonus achievement. The actual bonus amount will be determined by the Board in its absolute and sole discretion.

(c) Executive Participation in RxElite’s Staff Benefits Plans.

(i) RxElite shall include the Executive in such benefit plans and insurance policies as RxElite provides from time to time to its highest ranking officers. In that context, RxElite shall pay the medical insurance premiums for coverage of the Executive and his family, as may be established from time to time by RxElite with such carriers and such coverage and such terms and conditions as RxElite may select. On or after the date hereof, RxElite shall be entitled to cause Executive to participate in the cost of the foregoing medical insurance in such pro-rations as RxElite may decide in its sole and absolute discretion, as applicable to the same level executive of RxElite.

(d) Expenses. Executive shall be reimbursed by RxElite for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities. Executive agrees to prepare documentation for such expenses as may be necessary for RxElite to comply with the applicable rules and regulations of the Internal Revenue Service.

(e) Equity Awards. Executive shall be eligible for grants of stock options, restricted stock and other permissible awards under RxElite, Inc. 2007 Incentive Stock Plan, as the Board or Compensation Committee of RxElite shall, in its absolute and sole discretion, determine, compatible with awards granted or to be granted to the highest ranking executives in RxElite.

5. Vacation. Executive shall be entitled to 25 business days paid vacation and 5 paid sick days (which may be taken as personal days if Executive has not previously taken said days as sick days), per annum during Executive’s employment under this Agreement consistent with RxElite’s vacation policy for employees generally, provided, however, that Executive shall not be permitted to take more than ten consecutive business days of vacation at any particular time without the prior approval of RxElite’s Compensation Committee. RxElite’s Compensation Committee may (but shall not be obligated to) grant Executive such additional paid sick days, as the Compensation Committee may decide on a case by case basis.

6. Termination. Executive’s employment by RxElite shall terminate under the following circumstances:

(a) Death. If Executive dies, Executive’s employment shall be terminated effective as of the end of the calendar month during which Executive died.

(b) Disability. In the event Executive, by reason of physical or mental incapacity, shall be substantially unable to perform his duties hereunder for a period of three (3) consecutive months, or for a cumulative period of six (6) months within any twelve (12) month period (such incapacity deemed to be “Disability”), RxElite shall have an option, at any time thereafter, to terminate Executive’s employment hereunder as a result of such Disability. Such termination will be effective ten (10) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the full performance of his duties prior to the effective date of the notice. Upon such termination, Executive shall be entitled to any benefits as to which he and his dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of RxElite hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on his behalf by RxElite. Executive’s Base Salary shall continue to be paid during any period of incapacity prior to and including the date on which Executive’s employment is terminated for Disability.

(c) Cause. RxElite shall have the right to terminate Executive's employment for “Cause” 30 days after RxElite notifies the Executive of the Cause and if such Cause has not been remedied by the Executive during such 30 days period. For purposes of this Agreement, “Cause” shall mean:

(i) the willful or continued failure by Executive to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty;

(ii) a material violation or material breach of this Agreement which is not cured within 30 days written notice to Executive;

(iii) misappropriation of funds, properties or assets of RxElite or the Company by Executive or any action which has a materially adverse effect on RxElite or the Company or their business;

(iv) the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

(v) abuse of drugs or alcohol that impairs Executive’s ability to perform his duties as described in Section 1 above.

(d) Without Cause. RxElite shall have the right to terminate Executive’s employment hereunder without cause at any time by providing Executive with written notice of such termination, which termination shall take effect 30 days after the date such notice is provided and subject to the payment as set out in Section 7 below.

(e) Voluntary Resignation. Executive shall have the right to terminate his employment hereunder by providing RxElite with a written notice of resignation. Such notice must be provided 270 days prior to the date upon which Executive wishes such resignation to be effective - if the effective date is within the first three years, or 60 days if the effective date of resignation is thereafter. Upon receipt of such resignation, RxElite shall have the option to accelerate the resignation to a date prior to the expiration of the 270 (or 60, as applicable) day period.

7. Payments Due Upon Termination. In the event Executive’s employment is terminated pursuant to Section 6(d) above, then (i) any unvested stock options held by Executive shall immediately vest, (ii) RxElite shall continue to pay to Executive his base salary as in effect on the date of termination for a period of twelve (12) months and (iii) RxElite shall reimburse Executive for the costs of obtaining comparable benefits for twelve (12) months, unless Executive obtains other employment that provides for comparable benefits as Executive received while employed by RxElite. In the event Executive’s employment is terminated for any other reason, then Executive shall be entitled to receive his Base Salary though the effective date of termination and RxElite shall reimburse Executive for any reasonable expenses previously incurred for which Executive had not been reimbursed prior to the termination of employment.

8. Vesting of Options upon Change of Control. Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under the applicable laws, or the rules and regulations of any governing governmental agency or national securities exchange, any and all stock options granted by RxElite to Executive shall become immediately exercisable, and shall remain exercisable throughout their entire term. “Change of Control” of RxElite shall mean:

(a) Acquisition of Shares. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the outstanding shares of common stock of RxElite (the “Outstanding RxElite Common Stock”) or (b) the combined voting power of the then outstanding voting securities of RxElite entitled to vote generally in the election of directors (the “Outstanding RxElite Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by RxElite, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by RxElite or any corporation controlled by RxElite or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

(b) Change in Board. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by RxElite’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individuals were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Business Combination. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of RxElite (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding RxElite Common Stock and Outstanding RxElite Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns RxElite or all or substantially all of RxElite’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding RxElite Common Stock and Outstanding RxElite Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of RxElite or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then Outstanding RxElite Common Stock or the combined voting power of the then Outstanding Voting Securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of RxElite of a complete liquidation or dissolution of RxElite.

9. Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to RxElite all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to RxElite and all other RxElite property in Executive’s possession, custody or control that are not generally available in the public domain.

10. Inventions and Patents. Executive agrees that Executive will promptly from time-to-time fully inform and disclose to RxElite any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produce during the term of Executive’s employment under this Agreement that pertain or relate to the then current business of RxElite or the Company (the “Creations”), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of RxElite and shall be “works made for hire” as defined in 17 U.S.C. §101, and RxElite shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to RxElite (or its designee) all right, title and interest in and to every Creation. Executive shall assist RxElite in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or RxElite or the Company and shall execute all documents and do all things necessary to obtain letters of patent or copyright, vest RxElite with full and exclusive title thereto, and protect the same against infringement by others, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. RxElite will bear all costs and expenses related to or arising from the aforesaid activities. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

11. Trade Secrets, Non-Competition and Non-Solicitation.

(a) Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, RxElite shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of RxElite and the Company, including, without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of RxElite and the Company and other unique processes, procedures, services and products of RxElite and the Company, which are regularly used in the operation of the business of RxElite and the Company (the “Confidential Information”). Executive shall not disclose any of the Confidential Information that he receives from RxElite and the Company, or their clients and customers in the course of his employment with RxElite, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with RxElite. Executive further acknowledges and agrees that Executive owes RxElite a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of RxElite and the Company, whether prepared by Executive or otherwise coming into Executive’s possession in the course of his employment with RxElite, shall remain the exclusive property of RxElite and the Company and shall not be removed from the premises of RxElite or the Company without the prior written consent of RxElite unless removed in relation to the performance of Executive’s duties under this Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials that have been removed from the premises of RxElite, shall be returned by Executive to RxElite. Executive further acknowledges that the covenants of Executive herein are intended to include the protection of the confidential information of each of RxElite’s customers and clients, that come into the possession of Executive as a result of his employment with RxElite, and that such customers and clients of RxElite shall be entitled to rely on and enforce these covenants against Executive for their own benefit.

(b) Non-Competition. Executive acknowledges that (i) he will be provided with and have access to the Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to RxElite, (ii) RxElite’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 11(b) and (iii) Executive’s breach of the provisions of this Section would materially and irreparably damage RxElite. In consideration for RxElite’s disclosure of Confidential Information to Executive, Executive’s access to the Confidential Information, and the salary paid to Executive by RxElite hereunder, Executive agrees that during the Term and for one (1) year thereafter, regardless of whether such termination is with or without Cause, Executive shall not, directly or indirectly, either as an executive, employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, advisor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with any business conducted by RxElite and the Company at any time prior to, or during, Executive’s employment hereunder.

(c) Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 11(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of RxElite. Executive agrees that should any portion of the covenants in Section 11 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d) Soliciting Employees. Executive shall not during the Term or for a period of one (1) year thereafter for any reason, whether by resignation, discharge or otherwise, either directly or indirectly, employ, enter into agreement with, or solicit the employment of, any employee of RxElite or the Company for the purpose of causing them to leave the employment of RxElite or the Company or take employment with any business that is in competition in any manner whatsoever with the business of RxElite or the Company.

(e) Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or RxElite contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or RxElite may have under the law, including, but not limited to, reasonable attorneys’ fees.

12. Miscellaneous.

(a) Assignment. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of RxElite.

(b) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive’s employment.

(c) Modification; Waiver. No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d) Governing Law. This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Delaware without giving effect to applicable conflict of laws provisions.

(e) Severability. The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Notices. Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(i)	If to RxElite:

RxElite Holdings Inc.
1404 N. Main Street,
Suite 200
Meridian, ID 83642
Attn: Chief Operating Officer

(ii)	If to Executive, to:

Dr. Arie Gutman
33 Narkissim Street
Nesher 36601, Israel
Telecopier: +972-4-8343341
Telephone: +972-52-4733833

(g) Non-Disparagement. Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the employment period. With respect to RxElite, this shall include any officers, directors, partners, executives, employees, representatives or agents of RxElite.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed as original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, RxElite and Executive have executed this Agreement as of the Effective Date.

RXELITE, INC.	EXECUTIVE

By: Jonathan Houssian and Earl Sullivan	Dr. Arie Gutman
Its Authorized Officers